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EXHIBIT 11.1 Statement re computation of per share earnings

Earnings per share - basic, are based upon the Company's weighted average number of common shares outstanding.

                                                           2004     2003      2002
                                                          ------   ------   -------
                                                    (In thousands - except per share data)
Net Income                                                $4,810   $3,544   $ 2,370
                                                          ======   ======   =======
Weighted average shares outstanding - basic                9,574    9,466    10,049
Shares issuable upon exercise of dilutive options            503      567       209
Less: shares assumed repurchased                            (164)    (331)      (69)
                                                          ------   ------   -------
Weighted average shares outstanding - diluted              9,913    9,702    10,189
                                                          ======   ======   =======
Earnings per share - basic                                $ 0.50   $ 0.37   $  0.24
Earnings per share - diluted                              $ 0.49   $ 0.37   $  0.23